EXHIBIT 99.1
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LaSalle Hotel Properties
3 Bethesda Metro Center, Suite 1200
Bethesda, MD 20814
Ph.  (301) 941-1500
Fax (301) 941-1553
www.lasallehotels.com


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      LASALLE HOTEL PROPERTIES AND LASALLE INVESTMENT MANAGEMENT
                  ANNOUNCE FORMATION OF JOINT VENTURE

     BETHESDA, MD / CHICAGO, IL, APRIL 17, 2008 - LaSalle Hotel Properties (NYSE: LHO), a leading multi-operator real estate investment trust, and LaSalle Investment Management, a leading global real estate investment manager, today announced a joint venture to seek U.S. hotel investments in high barrier-to-entry urban and resort markets. The two companies plan to invest up to an aggregate of $250 million of equity in the joint venture. With anticipated leverage, this will result in investments of up to $700 million. LaSalle Hotel Properties will own 15 percent of the joint venture and have the opportunity to earn a promote, or incentive fee, based upon achieving specific return thresholds based on each partner's equity investment. LaSalle Hotel Properties will receive additional income for providing acquisition, asset management, project redevelopment oversight and financing services. The anticipated acquisition period is up to three years with a total joint venture life of up to seven years.

     "We are thrilled to be partnering with such a well respected and successful global real estate fund manager," said Jon Bortz, Chairman and Chief Executive Officer of LaSalle Hotel Properties. "Our venture with LaSalle Investment Management will seek investments consistent with our current acquisition strategies and return objectives. We believe the joint venture will diversify our income stream, enhance our returns and increase shareholder value. We are extremely excited about this venture and the unique investment opportunities it will create," continued Mr. Bortz.

     "Our firm has long had a successful relationship with LaSalle Hotel Properties' management team and this venture further demonstrates our commitment to providing innovative investment strategies for our clients. LaSalle Hotel Properties has built a best-in-class hotel investment platform which nicely complements our own acquisition, asset management and investment strategy capabilities," said Jeff Jacobson, CEO, LaSalle Investment Management.

      "LaSalle Investment Management has a long history of investing with top operating partners. Given the state of the real estate capital markets we believe this will be a timely vehicle to capitalize on lodging opportunities," commented Dan Witte, Managing Director, LaSalle Investment Management.


ABOUT LASALLE HOTEL PROPERTIES

LaSalle Hotel Properties is a leading multi-operator real estate investment trust owning 31 upscale and luxury full-service hotels, totaling approximately 8,500 guest rooms in 14 markets in 11 states and the District of Columbia. The Company focuses on owning, redeveloping and repositioning upscale and luxury full-service hotels located in urban, resort and convention markets. LaSalle Hotel Properties seeks to grow through strategic relationships with premier lodging companies, including Westin Hotels and Resorts, Sheraton Hotels & Resorts Worldwide, Inc., Hilton Hotels Corporation, Crestline Hotels and Resorts, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark

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Hospitality, White Lodging Services Corporation, Gemstone Hotels & Resorts,
LLC, Thompson Hotels, Sandcastle Resorts & Hotels, Davidson Hotel Company, Denihan Hospitality Group and the Kimpton Hotel & Restaurant Group, LLC.

For additional information or to receive press releases via e-mail, please visit our website at www.lasallehotels.com



ABOUT LASALLE INVESTMENT MANAGEMENT

LaSalle Investment Management, Inc., a member of the Jones Lang LaSalle group (NYSE: JLL), is a leading global real estate investment manager, with $50.4 billion of assets under management. LaSalle Investment Management is active across a range of real estate capital and operating markets including private and public, debt and equity. LaSalle Investment Management is authorised and regulated for investment business in the UK by the Financial Services Authority.

For more information, visit www.lasalle.com.




This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company's future plans, strategies and expectations, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions. Forward-looking statements in this press release include, among others, statements about investment opportunities and equity, leverage, enhancing returns, increasing shareholder value, acquisition period and life of the joint venture. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) the Company's dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly, (ii) risks associated with the hotel industry, including competition, increases in wages, energy costs and other operating costs, actual or threatened terrorist attacks, downturns in general and local economic conditions and cancellation of or delays in the completion of anticipated demand generators, (iii) the availability and terms of financing and capital and the general volatility of securities markets,
(iv) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act and similar laws, (v) interest rate increases, (vi) the possible failure of the Company to qualify as a REIT and the risk of changes in laws affecting REITs, (vii) the possibility of uninsured losses,
(viii) risks associated with redevelopment and repositioning projects, including delays and cost overruns, (ix) risks associated with development activity, including project cost overruns and delays, and (x) the risk factors discussed in the Company's Annual Report on Form 10-K as updated in its Quarterly Reports. Accordingly, there is no assurance that the Company's expectations will be realized. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.


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For more information, contact:

     Hans Weger, Chief Financial Officer, LaSalle Hotel Properties -
     301/941-1500

     Stefanie Murphy, Global Corporate Communications, LaSalle
     Investment Management, 312/228-2121




























































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